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                                                                    EXHIBIT 10.6

April 8, 2000

Ms. Sandra E. Wassink
5103 Reels Mill Rd.
Frederick, MD

Dear Sandy:

On behalf of Advanced Pharma, Inc., I am pleased to extend this offer to you as an employee in the position of Senior Director, Pharmaceutical Development. Your initial base salary will be $122,000 per year with a starting date of May 29, 2000, or as soon as practical. Your salary will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by the company in making salary determinations.

Stock Options: You will be eligible to participate in the Advanced Pharma Stock Option Plan in accordance with the terms and conditions of the Stock Option Plan, as may be amended from time to time, with an initial stock option grant of 40,000 shares. This initial stock option grant is contingent upon approval of the Board of Directors, which should occur at their next scheduled meeting after your hire.

Benefits: You are eligible to participate in the company's health and dental insurance plans, which are supported by the company at 80% of the cost of the premium. You will be responsible for 20% of the premium. The company is in the process of obtaining disability and life insurance policies, a 401K plan and a pre-tax medical expense benefit, and expects them to be available soon. You will be eligible to participate in all other company benefits offered to employees at your level as they become available in the future.

At-Will Employment: Advancis Pharma is an "at will" employer. This means your employment is not for any definite period of time, and either you or Advanced Pharma may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of Advanced Pharma, you will be subject to such employment policies and terms and conditions as Advanced Pharma may adopt or modify from time to time, and nothing in this offer letter or told or given to you during your employment should be interpreted as a guarantee or contract.

As an employee, you will be required to sign the Assignment of Invention, Non-Disclosure and Non-Competition Agreement. We understand from you that this offer and your employment with Advanced Pharma, Inc. are not in conflict with any existing or previous employment agreement or non-competition agreement.

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Sandra E. Wassink - Page 2

Please indicate your acceptance of this offer of employment by signing and dating below, and returning this letter to the Human Resources Department at Advanced Pharma. You may keep the enclosed copy for your records.

Sandy, we are excited to make you this offer and hope that you join us. We look forward to your start date, and your new career at Advanced Pharma, Inc..

Sincerely,

/s/ Edward M. Rudnic

Edward M. Rudnic, Ph.D.
Chief Executive Officer

Accepted:

  /s/ Sandra E. Wassink
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Sandra E. Wassink

Date: April 12, 2000